Albertsons Companies, Inc. Reports Fourth Quarter and Full Year Results

Boise, ID - April 22, 2024
Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the fourth quarter of fiscal 2023 and full year fiscal 2023, which ended February 24, 2024.
Fourth Quarter of Fiscal 2023 Highlights
•Identical sales increased 1.0%
•Digital sales increased 24%
•Loyalty members increased 16% to 39.8 million
•Net income of $251 million, or $0.43 per share
•Adjusted net income of $318 million, or $0.54 per share
•Adjusted EBITDA of $916 million
Fiscal 2023 Highlights
•Identical sales increased 3.0%
•Digital sales increased 22%
•Net income of $1,296 million, or $2.23 per share
•Adjusted net income of $1,694 million, or $2.88 per share
•Adjusted EBITDA of $4,318 million

"We delivered another solid quarter amidst a difficult industry backdrop," said Vivek Sankaran, CEO. "Again this quarter, we focused on our strategy to create Customers for Life, which drove strong growth in digital and pharmacy, deepened our omnichannel relationships with our customers and improved our in-store experience. We are pleased with our fiscal 2023 financial results, particularly in omnichannel where we have increased our investments in technology, digital and in-store customer experience and supply chain operations. We want to thank all of our teams who continue to deliver on our commitment to serving our customers and communities."

Mr. Sankaran added, "As we look forward to fiscal 2024, we will continue investing in our Customers for Life strategy and developing the digital and omnichannel capabilities necessary to support it. Our Customers for Life strategy is placing the customer at the center of everything we do, with the ultimate goal of supporting them every day, every week, and for a lifetime. It is a multi-year journey that we will continue to build on in fiscal 2024 as we invest in capabilities that allow us to digitally connect and further engage our customers through a frictionless omnichannel experience, enhance what we offer, modernize our operational capabilities and transform our ways of working."

Mr. Sankaran concluded, "At the same time, we expect to face ongoing headwinds posed by investments in associate wages and benefits, cycling significant prior year food inflation, lower government assistance for our customers, declining COVID-related income, and the increasing mix of our pharmacy and digital businesses, which carry lower margins. We expect these headwinds to be much stronger in the first half of fiscal 2024. These headwinds are expected, however, to be partially offset by ongoing productivity initiatives."

Fourth Quarter of Fiscal 2023 Results

Net sales and other revenue was $18.3 billion during both the 12 weeks ended February 24, 2024 ("fourth quarter of fiscal 2023") and the 12 weeks ended February 25, 2023 ("fourth quarter of fiscal 2022"). Net sales and other revenue during the fourth quarter of fiscal 2023 were driven by a 1.0% increase in identical sales, partially offset by lower fuel sales and wholesale revenue. Strong growth in pharmacy sales drove the identical sales increase. We also continued to grow our digital business with a 24% sales increase during the fourth quarter of fiscal 2023.

Gross margin rate increased to 28.0% during the fourth quarter of fiscal 2023 compared to 27.8% during the fourth quarter of fiscal 2022. Excluding the impact of fuel and LIFO, gross margin rate decreased 58 basis points compared to the fourth quarter of fiscal 2022. The strong growth in pharmacy operations, which carries an overall lower gross margin rate, increases in shrink, and increases in picking and delivery costs related to the continued growth in our digital sales were the primary drivers of the decrease, partially offset by our procurement and sourcing productivity initiatives. In addition, the benefits from our productivity initiatives allowed us to continue to provide incremental targeted price investments to our customers during the fourth quarter of fiscal 2023.

Selling and administrative expenses decreased to 25.7% of Net sales and other revenue during the fourth quarter of fiscal 2023 compared to 25.8% during the fourth quarter of fiscal 2022. Excluding the impacts of fuel and a legal settlement in the fourth quarter of fiscal 2022, Selling and administrative expenses as a percentage of Net sales and other revenue increased 13 basis points. The increase in Selling and administrative expenses as a percentage of Net sales and other revenue was primarily attributable to an increase in operating expenses related to the ongoing development of our digital and omnichannel capabilities, ongoing Merger-related costs, increased store occupancy costs and additional third-party store security services, partially offset by lower employee costs, which includes the benefit of ongoing productivity initiatives, and lower depreciation and amortization. We expect a continued trend in increased digital spend as we enhance and maintain the modernization of our technology platforms.

Net loss on property dispositions and impairment losses was $0.8 million during the fourth quarter of fiscal 2023 compared to net gain of $61.4 million during the fourth quarter of fiscal 2022.

Interest expense, net was $109.0 million during the fourth quarter of fiscal 2023 compared to $91.6 million during the fourth quarter of fiscal 2022. The increase in interest expense, net was primarily attributable to lower interest income.

Other expense, net was $2.4 million during the fourth quarter of fiscal 2023 compared to other income, net of $9.5 million during the fourth quarter of fiscal 2022.

Income tax expense was $64.3 million, representing a 20.4% effective tax rate, during the fourth quarter of fiscal 2023, compared to $40.4 million, representing an 11.5% effective tax rate, during the fourth quarter of fiscal 2022. The increase in the effective tax rate was the result of certain federal statutes expiring in the fourth quarter of fiscal 2022 and the related reduction in reserves for uncertain tax positions.

Net income was $250.5 million or $0.43 per share during the fourth quarter of fiscal 2023. Net income was $311.1 million or $0.54 per share during the fourth quarter of fiscal 2022, which included a $43.5 million or $0.07 per share benefit related to the reduction in reserves for uncertain tax positions in the fourth quarter of fiscal 2022.

Adjusted net income was $318.0 million, or $0.54 per share during the fourth quarter of fiscal 2023 compared to $459.7 million, or $0.79 per share (which includes the $0.07 per share tax benefit discussed above), during the fourth quarter of fiscal 2022.

Adjusted EBITDA was $915.8 million during the fourth quarter of fiscal 2023 compared to $1,050.2 million during the fourth quarter of fiscal 2022.

Capital Expenditures

During fiscal 2023, capital expenditures were $2,031.3 million, which primarily included the completion of 150 remodels, the opening of six new stores and continued investment in our digital and technology platforms.

Merger Agreement

As previously announced, on October 13, 2022, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Kroger Company and Kettle Merger Sub, Inc. Under the terms of the Merger Agreement, subject to regulatory approval, Kroger (through Kettle Merger Sub, Inc.) will acquire all of the outstanding shares of the Company's common stock (the "Merger"). Details regarding the Merger Agreement and the transactions contemplated by the Merger Agreement are available in our Annual Report on Form 10-K for fiscal 2023 filed with the Securities and Exchange Commission ("SEC") on April 22, 2024.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of February 24, 2024, the Company operated 2,269 retail stores with 1,725 pharmacies, 402 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under more than 20 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2023, along with the Albertsons Companies Foundation, the Company contributed more than $350 million in food and financial support, including more than $35 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends
This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business, our industry and the outcome of the Merger. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.
These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include:
•uncertainties related to the Merger, including our ability to close the transactions contemplated by the Merger Agreement, and the impact of the costs related to the Merger;
•    erosion of consumer confidence as a result of the Merger and the transactions contemplated by the Merger Agreement;
•changes in macroeconomic conditions and uncertainty regarding the geopolitical environment;
•    rates of food price inflation or deflation, as well as fuel and commodity prices;
•    changes in consumer behavior and spending due to the impact of macroeconomic factors, including the expiration of student loan payment deferments;
•    challenges in attracting, retaining and motivating our employees until the closing of the Merger;

•    failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all;
•    changes in wage rates, ability to attract and retain qualified associates and negotiate acceptable contracts with labor unions;
•    litigation related to the transactions contemplated by the Merger Agreement;
•    restrictions on our ability to operate as a result of the Merger Agreement;
•    availability and cost of goods used in our food products;
•    challenges with our supply chain;
•    operational and financial effects resulting from cyber incidents at the Company or at a third party, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and
•    continued reduction in governmental assistance programs such as SNAP.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Additional Information and Where to Find It

The Company has filed with the SEC a definitive information statement on Schedule 14C with respect to the approval of the Merger and has mailed the definitive information statement to the Company's stockholders. You may obtain copies of all documents filed by the Company with the SEC regarding this transaction, free of charge, at the SEC's website, www.sec.gov or from the Company's website at https://www.albertsonscompanies.com/investors/overview/.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	Fourth Quarter Fiscal 2023	Fourth Quarter Fiscal 2022	Fiscal 2023	Fiscal 2022
Net sales and other revenue	$18,339.5	$18,265.1	$79,237.7	$77,649.7
Cost of sales	13,195.3	13,180.8	57,192.0	55,894.1
Gross margin	5,144.2	5,084.3	22,045.7	21,755.6

Selling and administrative expenses	4,717.2	4,712.1	19,932.9	19,596.0
Loss (gain) on property dispositions and impairment losses, net	0.8	(61.4)	43.9	(147.5)
Operating income	426.2	433.6	2,068.9	2,307.1

Interest expense, net	109.0	91.6	492.1	404.6
Other expense (income), net	2.4	(9.5)	(12.2)	(33.0)
Income before income taxes	314.8	351.5	1,589.0	1,935.5

Income tax expense	64.3	40.4	293.0	422.0
Net income	$250.5	$311.1	$1,296.0	$1,513.5

Net income per Class A common share:
Basic net income per Class A common share	$0.43	$0.54	$2.25	$2.29
Diluted net income per Class A common share	0.43	0.54	2.23	2.27
Weighted average Class A common shares outstanding (in millions)
Basic	576.3	538.0	575.4	529.0
Diluted	583.0	580.1	581.1	534.0

% of net sales and other revenue
Gross margin	28.0%	27.8%	27.8%	28.0%
Selling and administrative expenses	25.7%	25.8%	25.2%	25.2%

Store data
Number of stores at end of quarter/year	2,269	2,271

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 24, 2024	February 25, 2023
ASSETS
Current assets
Cash and cash equivalents	$188.7	$455.8
Receivables, net	724.4	687.6
Inventories, net	4,945.2	4,782.0
Prepaid assets	370.3	302.7
Other current assets	58.9	42.3
Total current assets	6,287.5	6,270.4

Property and equipment, net	9,570.3	9,358.7
Operating lease right-of-use assets	5,981.6	5,879.1
Intangible assets, net	2,434.5	2,465.4
Goodwill	1,201.0	1,201.0
Other assets	746.2	993.6
TOTAL ASSETS	$26,221.1	$26,168.2

LIABILITIES
Current liabilities
Accounts payable	$4,218.2	$4,173.1
Accrued salaries and wages	1,302.6	1,317.4
Current maturities of long-term debt and finance lease obligations	285.2	1,075.7
Current operating lease obligations	677.6	664.8
Current portion of self-insurance liability	367.7	355.5
Taxes other than income taxes	325.4	382.3
Other current liabilities	281.0	460.0
Total current liabilities	7,457.7	8,428.8

Long-term debt and finance lease obligations	7,783.4	7,834.4
Long-term operating lease obligations	5,493.2	5,386.2
Deferred income taxes	807.6	854.0
Long-term self-insurance liability	899.9	878.6
Other long-term liabilities	1,031.8	1,129.8

Commitments and contingencies
Series A convertible preferred stock	—	45.7

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.9
Additional paid-in capital	2,129.6	2,072.7
Treasury stock, at cost	(304.2)	(352.2)
Accumulated other comprehensive income	88.0	69.3
Retained earnings (accumulated deficit)	828.2	(185.0)
Total stockholders' equity	2,747.5	1,610.7
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,221.1	$26,168.2

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2023	Fiscal 2022
Cash flows from operating activities:
Net income	$1,296.0	$1,513.5
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on property dispositions and impairment losses, net	43.9	(147.5)
Depreciation and amortization	1,779.0	1,807.1
Operating lease right-of-use assets amortization	665.2	652.7
LIFO expense	52.0	268.0
Deferred income tax	(112.6)	12.9
Pension and post-retirement benefits income	(2.9)	(21.7)
Contributions to pension and post-retirement benefit plans	(18.3)	(27.3)
Gain on interest rate swaps and energy hedges, net	(3.2)	(8.4)
Deferred financing costs	15.6	16.9
Equity-based compensation expense	104.5	138.3
Other operating activities	4.6	1.8
Changes in operating assets and liabilities:
Receivables, net	(36.3)	(127.1)
Inventories, net	(215.3)	(549.1)
Accounts payable, accrued salaries and wages and other accrued liabilities	100.5	(164.2)
Operating lease liabilities	(654.1)	(637.7)
Pension withdrawal liabilities	(88.7)	(103.4)
Self-insurance assets and liabilities	30.6	56.2
Other operating assets and liabilities	(301.0)	172.9
Net cash provided by operating activities	2,659.5	2,853.9

Cash flows from investing activities:
Payments for property, equipment and intangibles, including lease buyouts	(2,031.3)	(2,153.9)
Proceeds from sale of assets	217.6	195.2
Other investing activities	67.0	(18.6)
Net cash used in investing activities	(1,746.7)	(1,977.3)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, including ABL facility	150.0	2,150.0
Payments on long-term borrowings, including ABL facility	(950.8)	(1,150.8)
Payments of obligations under finance leases	(69.3)	(71.6)
Special dividend paid	—	(3,916.9)
Dividends paid on common stock	(276.2)	(255.1)
Dividends paid on convertible preferred stock	(0.8)	(65.3)
Employee tax withholding on vesting of restricted stock units	(38.8)	(44.0)
Other financing activities	2.5	(11.7)
Net cash used in financing activities	(1,183.4)	(3,365.4)

Net decrease in cash and cash equivalents and restricted cash	(270.6)	(2,488.8)
Cash and cash equivalents and restricted cash at beginning of period	463.8	2,952.6
Cash and cash equivalents and restricted cash at end of period	$193.2	$463.8

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share:

	Fourth Quarter Fiscal 2023	Fourth Quarter Fiscal 2022	Fiscal 2023	Fiscal 2022
Numerator:

Net income	$250.5	$311.1	$1,296.0	$1,513.5
Adjustments:
Loss (gain) on interest rate swaps and energy hedges, net (d)	2.9	4.5	(3.2)	(8.4)
Business transformation (1)(b)	7.2	13.8	45.1	78.3
Equity-based compensation expense (b)	24.0	41.7	104.5	138.3
Loss (gain) on property dispositions and impairment losses, net	0.8	(61.4)	43.9	(147.5)
LIFO (benefit) expense (a)	(35.8)	86.6	52.0	268.0
Government-mandated incremental COVID-19 pandemic related pay (2)(b)	—	—	—	10.8
Merger-related costs (3)(b)	56.4	32.7	180.6	56.5
Certain legal and regulatory accruals and settlements, net (b)	—	57.0	(6.7)	100.7
Amortization of debt discount and deferred financing costs (c)	3.6	3.9	15.5	16.8
Amortization of intangible assets resulting from acquisitions (b)	11.1	11.8	48.6	50.9
Combined Plan (4)(b)	—	—	—	(19.0)
Miscellaneous adjustments (5)(f)	17.4	6.0	41.4	52.1
Tax impact of adjustments to Adjusted net income	(20.1)	(48.0)	(124.0)	(145.9)
Adjusted net income	$318.0	$459.7	$1,693.7	$1,965.1

Denominator:

Weighted average Class A common shares outstanding - diluted	583.0	580.1	581.1	534.0
Adjustments:
Convertible preferred stock (6)	—	—	0.3	42.7
Restricted stock units and awards (7)	5.5	4.1	6.4	5.9
Adjusted weighted average Class A common shares outstanding - diluted	588.5	584.2	587.8	582.6

Adjusted net income per Class A common share - diluted	$0.54	$0.79	$2.88	$3.37

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Fourth Quarter Fiscal 2023	Fourth Quarter Fiscal 2022	Fiscal 2023	Fiscal 2022
Net income per Class A common share - diluted	$0.43	$0.54	$2.23	$2.27
Convertible preferred stock (6)	—	—	—	0.36
Non-GAAP adjustments (8)	0.12	0.26	0.68	0.78
Restricted stock units and awards (7)	(0.01)	(0.01)	(0.03)	(0.04)
Adjusted net income per Class A common share - diluted	$0.54	$0.79	$2.88	$3.37

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	Fourth Quarter Fiscal 2023	Fourth Quarter Fiscal 2022	Fiscal 2023	Fiscal 2022
Adjusted net income (9)	$318.0	$459.7	$1,693.7	$1,965.1
Tax impact of adjustments to Adjusted net income	20.1	48.0	124.0	145.9
Income tax expense	64.3	40.4	293.0	422.0
Amortization of debt discount and deferred financing costs (c)	(3.6)	(3.9)	(15.5)	(16.8)
Interest expense, net	109.0	91.6	492.1	404.6
Amortization of intangible assets resulting from acquisitions (b)	(11.1)	(11.8)	(48.6)	(50.9)
Depreciation and amortization (e)	419.1	426.2	1,779.0	1,807.1
Adjusted EBITDA	$915.8	$1,050.2	$4,317.7	$4,677.0

(1) Includes costs associated with third-party consulting fees related to our operational priorities and associated business transformation.
(2) Represents incremental COVID-19 related pay legislatively required in certain municipalities in which we operate.
(3) Primarily relates to third-party legal and advisor fees and retention program expense related to the proposed Merger and costs in connection with our previously-announced Board-led review of potential strategic alternatives.
(4) Includes the $19.0 million gain during the second quarter of fiscal 2022 related to the withdrawal in fiscal 2020 from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension Fund ("MAP" and together with FELRA, the "Combined Plan").
(5) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, adjustments for unconsolidated equity investments, certain contract terminations and other costs not considered in our core performance.
(6) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP. Fiscal 2022 reflects the impact of the special cash dividend of $6.85 per share of Class A common stock that is attributable to the holders of convertible preferred stock on an as-converted basis.
(7) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(8) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.
(9) See the reconciliation of Net income to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) Loss (gain) on interest rate swaps and energy hedges, net:

	Fourth Quarter Fiscal 2023	Fourth Quarter Fiscal 2022	Fiscal 2023	Fiscal 2022
Cost of sales	$2.1	$(2.1)	$(2.2)	$(4.8)
Selling and administrative expenses	0.8	6.4	(1.0)	4.8
Other expense (income), net	—	0.2	—	(8.4)
Total Loss (gain) on interest rate swaps and energy hedges, net	$2.9	$4.5	$(3.2)	$(8.4)

(e) Depreciation and amortization:

	Fourth Quarter Fiscal 2023	Fourth Quarter Fiscal 2022	Fiscal 2023	Fiscal 2022
Cost of sales	$43.1	$33.5	$169.0	$162.7
Selling and administrative expenses	376.0	392.7	1,610.0	1,644.4
Total Depreciation and amortization	$419.1	$426.2	$1,779.0	$1,807.1

(f) Miscellaneous adjustments:

	Fourth Quarter Fiscal 2023	Fourth Quarter Fiscal 2022	Fiscal 2023	Fiscal 2022
Selling and administrative expenses	$5.5	$8.0	$34.7	$28.9
Other expense (income), net	11.9	(2.0)	6.7	23.2
Total Miscellaneous adjustments	$17.4	$6.0	$41.4	$52.1

The following table is a reconciliation of Net debt ratio:

	Fiscal 2023	Fiscal 2022
Total debt (including finance leases)	$8,068.6	$8,910.1
Cash and cash equivalents	188.7	455.8
Total debt net of cash	7,879.9	8,454.3

Adjusted EBITDA	$4,317.7	$4,677.0

Total Net debt ratio	1.83	1.81